Exhibit 4.2

Rental Contract

Summary (Original contract written in Chinese)

Party A (Landlord): Bonso Electronics (Shenzhen) Company, Limited ("Bonso")

Party B (Tenant): Shenzhen Mei Ya Print Co., Ltd. ("Mei Ya")

Bonso and Mei Ya entered into rental agreement on 28 June 2013 with the following terms in summary:

(1)   Land and building: The land and building owned by Bonso located at 132 Da Yang Road, Da Yang Synthetical Develop District, Fu Yong, Shenzhen, China, with total land area of 20,714.90 square meters, and floor area of 34,853 square meters.

(2)    The term of the rental agreement is from 1 August 2013 to 1 August 2019.

(3)    The monthly rent is CNY 644,780.50 per month up to 31 July 2016. The monthly rent will be CNY 709,258.55 per month from 1 August 2016 to 1 August 2019.

(4)    There is a rent-free period of 75 days for each storey or each building after being passed to the tenant.

(5)    A security deposit of two months of rent and the deposit for the first month of rent (equals CNY 1,934,341.50) are to be received by the landlord within 30 days after this contract is signed. The security deposit will be returned to the tenant without interest 30 days after the expiration of this rental contract.

(6)    The transfer of the land and buildings from the landlord to the tenant will be in phases, as follows.

The floor area of 3,404.90 square meters will be passed to the tenant on 8 July 2013.
The floor area of 14,988.10 square meters will be passed to the tenant on 1 August 2013.
The floor area of 10,899.90 square meters will be passed to the tenant on 1 December 2013.
The floor area of 5,560.10 square meters will be passed to the tenant on 1 January 2014.

(7)    The tenant is responsible for all taxes (including stamp duties) and fees related to the rental agreement. And the tenant is responsible for maintaining effective property risks insurance, public liability insurance during the whole rental period.

(8)    The tenant is not allowed to sublease any of the land or buildings to third parties, unless the tenant received written consent from the landlord.

Party A: Bonso Electronics (Shenzhen) Company, Limited

Signed by Mr. Andrew So

Date: 28 June 2013

Party B: Shenzhen Mei Ya Print Co., Ltd.

Signed by Mr. Yun Feng Fu

Date: 28 June 2013